                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            McLeodUSA Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                 MCLEODUSA INCORPORATED
                                                MCLEODUSA TECHNOLOGY PARK
                                             6400 C STREET SW, P.O. BOX 3177
                                              CEDAR RAPIDS, IOWA 52406-3177
LOGO                                                 (319) 364-0000

                                                                 April 15, 1998

Dear Stockholder:

  On behalf of the Board of Directors of McLeodUSA Incorporated, it is my pleasure to invite you to the 1998 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, May 27, 1998 at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE,
Cedar Rapids, Iowa.

  The Annual Meeting has been called for the following purposes: (1) to elect three directors to serve on the Board of Directors in the class of directors whose term expires in 2001, and to elect one director to serve on the Board of Directors in the class of directors whose term expires in 1999; (2) to ratify the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1998 fiscal year; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof, all as more fully described in the accompanying Proxy Statement.

  The Board of Directors has approved the matters being submitted by the Company for stockholder approval at the Annual Meeting and recommends that stockholders vote "FOR" such proposals. It is important that your views be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed Proxy Card and promptly return it in the postage prepaid envelope.

                                          Sincerely,

                                          /s/ Clark E. McLeod

                                          Clark E. McLeod
                                          Chairman and Chief Executive Officer

                            MCLEODUSA INCORPORATED
                           MCLEODUSA TECHNOLOGY PARK
                        6400 C STREET SW, P.O. BOX 3177
                         CEDAR RAPIDS, IOWA 52406-3177
                                (319) 364-0000

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 27, 1998

  NOTICE IS HEREBY GIVEN that the 1998 annual meeting of stockholders (the "Annual Meeting") of McLeodUSA Incorporated, a Delaware corporation (the "Company"), will be held on Wednesday, May 27, 1998 at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, for the purpose of considering and voting upon the following matters:

    1. To elect three directors to serve on the Board of Directors in the class of directors whose term expires in 2001, and to elect one director to serve on the Board of Directors in the class of directors whose term expires in 1999;

    2. To ratify the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1998 fiscal year; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

  Pursuant to the Company's Amended and Restated Bylaws, the Board of Directors has fixed April 8, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting and any adjournment thereof. A list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at the offices of the Company located at 6400 C Street SW, Cedar Rapids, Iowa 52406.

                                          By Order of the Board of Directors

                                          /s/ Clark E. McLeod

                                          Clark E. McLeod
                                          Chairman and Chief Executive Officer


Cedar Rapids, Iowa
April 15, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                            MCLEODUSA INCORPORATED
                           MCLEODUSA TECHNOLOGY PARK
                        6400 C STREET SW, P.O. BOX 3177
                         CEDAR RAPIDS, IOWA 52406-3177
                                (319) 364-0000

                               ----------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 27, 1998

                               ----------------

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This Proxy Statement and the accompanying Proxy Card are furnished to stockholders of McLeodUSA Incorporated (the "Company") in connection with the solicitation by the Company's Board of Directors (the "Board of Directors" or the "Board") of proxies to be used at the 1998 annual meeting of stockholders (the "Annual Meeting") to be held on Wednesday, May 27, 1998 at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, and at any adjournment thereof.

  If the enclosed Proxy Card is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED: "FOR" PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS' FOUR NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1998 FISCAL YEAR. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in accordance with their best judgment.

  The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

  The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its officers, directors or employees, also may solicit proxies personally or by telephone or other means. Such persons will not be specifically compensated for such solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses incurred in that connection.

  The close of business on April 8, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. As of the Record Date, the outstanding voting stock of the Company consisted of 62,534,955 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"). Each holder of Class A Common Stock is entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting.

  The Amended and Restated Bylaws of the Company (the "Bylaws") provide that the holders of a majority of the voting rights of the shares of Common Stock present in person or represented by proxy and entitled to vote shall constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

  Assuming the presence of a quorum at the Annual Meeting, a plurality of the votes cast at the Annual Meeting is required for election of directors and a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. Unless otherwise required by applicable law or the Certificate of Incorporation or Bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to decide any other matter submitted to a stockholder vote. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

  Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as a vote cast on any matter presented at the Annual Meeting. As a result, abstentions and broker non-votes will not have any effect on Proposals 1 and 2.

  As of the Record Date, Clark E. and Mary E. McLeod owned or controlled the voting of 9,057,920 shares of Class A Common Stock, IES Industries Inc. (collectively with its subsidiaries, "IES"), through its wholly owned indirect subsidiary IES Investments Inc., owned 8,977,600 shares of Class A Common Stock, MidAmerican Energy Holdings Company (collectively with its predecessors and subsidiaries, "MidAmerican"), through its wholly owned subsidiary MHC Investment Company Inc., owned 8,059,491 shares of Class A Common Stock and Richard A. Lumpkin beneficially owned 4,730,017 shares of Class A Common Stock, representing approximately 14.5%, 14.4%, 12.9% and 7.6%, respectively, or approximately 49% in the aggregate, of the voting rights of the shares of Common Stock entitled to vote at the Annual Meeting. Mr. and Mrs. McLeod, IES, MidAmerican and Mr. Lumpkin have advised the Company that they intend to vote in favor of approval of all matters described in this Proxy Statement. Consequently, approval of all the Proposals set forth in this Proxy Statement is virtually assured. Mr. and Mrs. McLeod, IES, MidAmerican, Mr. Lumpkin and certain other stockholders also have entered into a voting agreement with respect to the election of directors. See "Principal Holders of Voting Securities--Investor Agreement and Stockholders' Agreement."

  This Proxy Statement, the Notice of Annual Meeting of Stockholders, the Proxy Card and the Company's Annual Report to Stockholders were first mailed to stockholders on or about April 20, 1998.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

  The Bylaws provide that the Board of Directors shall consist of not fewer than three directors nor more than fifteen directors and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors. The Board of Directors currently consists of nine directors, divided into three classes of directors serving staggered three-year terms. At the Annual Meeting, four directors will be elected, three in the class of directors whose term expires in 2001 and one in the class of directors whose term expires in 1999. The Board of Directors has nominated for director Richard A. Lumpkin, Thomas M. Collins and Ronald W. Stepien to be elected at the Annual Meeting, each for a three-year term, and Robert J. Currey to be elected at the Annual Meeting, for a one-year term.

  Unless otherwise specified on the Proxy Card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Lumpkin, Collins, Stepien and Currey. The Board of Directors believes that such nominees will stand for election and will serve if elected. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Bylaws, directors are elected by plurality vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

  The following table sets forth certain information regarding the Board of Directors' four nominees for election as directors and those directors who will continue to serve as such after the Annual Meeting.

                            AGE AT             FOR TERM
                          MARCH 31,   DIRECTOR    TO
 NOMINEES:                   1998      SINCE    EXPIRE         POSITION(S) HELD WITH THE COMPANY
 ---------                ---------   -------- --------        ---------------------------------
 Richard A. Lumpkin......    63         1997     2001   Vice Chairman and Director
 Thomas M. Collins(1)(2).    70         1993     2001   Director
 Ronald W. Stepien(1)....    51         1997     2001   Director
 Robert J. Currey(3).....    52         1997     1999   Director
  CONTINUING DIRECTORS:
  ---------------------
 Clark E. McLeod.........    51         1991     2000   Chairman, Chief Executive Officer and Director
 Blake O. Fisher, Jr. ...    54         1996     2000   Chief Financial and Administrative Officer,
                                                         Treasurer and Director
 Lee Liu(2)..............    65         1993     2000   Director
 Stephen C. Gray.........    39         1992     1999   President, Chief Operating Officer and Director
 Paul D. Rhines(2).......    54         1993     1999   Director

--------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Mr. Currey resigned his position as an executive officer of the Company effective March 6, 1998.

  The principal occupations for the past five years of each of the four nominees for director and the five directors whose terms of office will continue after the Annual Meeting are set forth below.

  Clark E. McLeod. Mr. McLeod founded the Company and has served as Chairman, Chief Executive Officer and a director of the Company since its inception in June 1991. His previous business venture, Teleconnect Company ("Teleconnect"), an Iowa-based long distance telecommunications company, was founded in January 1980. Mr. McLeod served as Chairman and Chief Executive Officer of Teleconnect from January 1980 to December 1988, and from December 1988 to August 1990, he served as President of Telecom*USA, Inc. ("Telecom*USA"), the successor to Teleconnect following its merger with SouthernNet, Inc. in December 1988. By 1990, Telecom*USA had become America's fourth largest long distance telecommunications company with nearly 6,000 employees. MCI Communications Corporation ("MCI") purchased Telecom*USA in August 1990 for $1.25 billion. See "Principal Holders of Voting Securities--Investor Agreement and Stockholders' Agreement."

  Richard A. Lumpkin. Mr. Lumpkin has served as Vice Chairman and a director of the Company since September 1997. Mr. Lumpkin was elected as an officer and a director of the Company pursuant to the requirements of the Merger Agreement and the Stockholders' Agreement (both as defined herein). Mr. Lumpkin served as Chairman and Chief Executive Officer of Consolidated Communications Inc. ("CCI") from 1990 to September 24, 1997, the date CCI was acquired by the Company. From its formation in 1984 to 1990, Mr. Lumpkin served as President of CCI. He also has served as Chairman and Chief Executive Officer of Illinois Consolidated Telephone Company ("ICTC"), an independent local exchange company and wholly owned subsidiary of CCI, since January 1990. From 1968 to 1990, Mr. Lumpkin held various executive positions at ICTC, including Vice President of Operations and Treasurer. He is a director of Ameren Corporation, an electric utility holding company, its wholly owned subsidiary Central Illinois Public Service Company, an electric utility, First Mid-Illinois Bancshares, Inc., a bank holding company ("First Mid-Illinois Bancshares"), its wholly owned subsidiary First Mid-Illinois Bank & Trust, a bank, and International Teldata Corporation, an information technology company. Mr. Lumpkin is Chairman of the Board of Illuminet Holdings, Inc. ("Illuminet"), formerly USTN Holdings, a telecommunications company. See "Principal Holders of Voting Securities-- Investor Agreement and Stockholders' Agreement."

  Stephen C. Gray. Mr. Gray has been Chief Operating Officer of the Company since September 1992, President since October 1994 and a director since April 1993. Prior to joining the Company, Mr. Gray served from August 1990 to September 1992 as Vice President of Business Services at MCI, where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. Prior to joining Telecom*USA, from September 1986 to February 1988, Mr. Gray held a variety of management positions with Williams Telecommunications Company, a long distance telephone company. From August 1983 to September 1986, Mr. Gray held a variety of management positions with Clay Desta Communications, Inc., a long distance company. Mr. Gray is one of Mr. McLeod's nominees to the Board of Directors. See "Principal Holders of Voting Securities--Investor Agreement and Stockholders' Agreement."

  Blake O. Fisher, Jr. Mr. Fisher has served as a director of the Company since October 1996, as Executive Vice President, Corporate Administration and Chief Financial Officer from September 1996 through October 1997, as Chief Financial and Administrative Officer since October 1997 and as Treasurer since February 1996. Mr. Fisher also served as one of IES' nominees to the Board of Directors from April 1993 to February 1996. He served as Executive Vice President and Chief Financial Officer of IES, a diversified electric utility holding company, from January 1991 to February 1996. Mr. Fisher also served as President of IES Utilities Inc. from February 1995 to February 1996. Prior to joining IES, Mr. Fisher held a variety of management positions with Consumers Power Company, an electric utility, including Vice President of Finance and Treasurer. Mr. Fisher is one of Mr. McLeod's nominees to the Board of Directors. See "Principal Holders of Voting Securities--Investor Agreement and Stockholders' Agreement."

  Ronald W. Stepien. Mr. Stepien has been a director of the Company since December 1997, during which time he has been the nominee of MidAmerican to the Board. He previously served as one of MidAmerican's nominees to the Board of Directors from July 1995 to February 1996. He has been Executive Vice President--Marketing and Delivery for MidAmerican since November 1996 and he was Senior Vice President--Strategy and Corporate Development from June 1995 through November 1996. He previously served as an officer of Iowa-Illinois Gas and Electric Company from 1990 through 1995. See "Principal Holders of Voting Securities--Investor Agreement and Stockholders' Agreement."

  Thomas M. Collins. Mr. Collins has been a director of the Company since April 1993. Mr. Collins is Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he has practiced law since 1952. Mr. Collins was a director of Teleconnect and its successor, Telecom*USA, from 1985 to August 1990. He is also a director of APAC TeleServices, Inc., a telemarketing company. See "Compensation Committee Interlocks and Insider Participation."

  Paul D. Rhines. Mr. Rhines has been a director of the Company since April 1993. He is a founder and a general partner of R.W. Allsop & Associates, L.P. and R.W. Allsop & Associates II L.P., two venture capital limited partnerships established in Cedar Rapids, Iowa, in 1981 and 1983, respectively. He is also a founder and general partner of MARK Venture Partners L.P., a limited partnership which is the general partner of Allsop Venture Partners III, L.P., a venture capital limited partnership established in Cedar Rapids, Iowa in 1987. He has also served since 1980 as Executive Vice President and a director of RWA, Inc., a venture capital management firm. Mr. Rhines was a director of Teleconnect and its successor, Telecom*USA, from 1982 to 1990. He is also a director of American Safety Razor Company, a consumer product manufacturing company.

  Robert J. Currey. Mr. Currey has served as a director of the Company since September 1997. Mr. Currey was elected as a director of the Company pursuant to the requirements of the Merger Agreement. Mr. Currey also served as Group President, Telecommunications Services between October 1997 and March 6, 1998; he resigned his position as an executive officer of the Company effective March 6, 1998. Mr. Currey is currently serving as President of 21st Century Telecom Group Inc., a cable and internet services company. Mr. Currey served as President of CCI from March 1990 to September 24, 1997, the date CCI was acquired by the Company. From June 1988 to March 1990, Mr. Currey served as Senior Vice President, Operations and Engineering of Citizens Utility Co., a diversified utility company. From 1987 to 1988, he served as Executive Vice President of US SPRINT, an interexchange carrier, and from 1984 to 1987, he served as Senior Vice President, Operations for United Telecommunications, Inc., a telecommunications company. Prior to 1984, Mr. Currey served as an Assistant Vice President with Ameritech Corporation, the regional holding company for Bell Companies in five Midwestern states and also held a succession of management positions in operations, personnel, labor relations and marketing. See "Principal Holders of Voting Securities--Investor Agreement and Stockholders' Agreement."

  Lee Liu. Mr. Liu has been a director of the Company since April 1993, during which time he has been the nominee of IES to the Board. Mr. Liu has served since July 1993 as Chairman of IES. He has also served as Chief Executive Officer of IES since July 1991 and as President from July 1991 to November 1996. From May 1986 to July 1991, Mr. Liu was Chairman, Chief Executive Officer and President of the predecessor to IES. Mr. Liu has worked for IES since 1957. Mr. Liu is also a director of Hon Industries, an office furniture manufacturing company, Eastman Chemical Company, a chemical company, and the Principal Financial Group, a financial services company. See "Principal Holders of Voting Securities--Investor Agreement and Stockholders' Agreement."

CORPORATE GOVERNANCE AND RELATED MATTERS

  The Board of Directors conducts its business through meetings and through its committees. The Board of Directors acts as a nominating committee for selecting candidates to stand for election as directors. Pursuant to the Bylaws, other candidates also may be nominated by any stockholder, provided such other nomination(s) are submitted in writing to the Secretary of the Company no later than 90 days prior to the meeting of stockholders at which such directors are to be elected, together with the identity of the nominator and the number of shares of the Company's stock owned, directly and indirectly, by the nominator. No such nominations have been received as of the date hereof in connection with the Annual Meeting.

  The Board of Directors has established an Audit Committee and a Compensation Committee, each of which was appointed in March 1996. Prior to March 1996, there were no Board of Directors committees. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Collins and Stepien. The Compensation Committee reviews and recommends the compensation arrangements for the Company's management and administers the Company's stock option plans and stock purchase plan. The current members of the Compensation Committee are Messrs. Collins, Rhines and Liu.

  During the fiscal year ended December 31, 1997, the Board of Directors met thirteen (13) times. During the same period, the Audit Committee met four (4) times and the Compensation Committee met ten (10) times. During the fiscal year ended December 31, 1997, no director attended fewer than 75% of the total of all meetings of the Board of Directors and any committee on which he served.

DIRECTORS COMPENSATION

  Directors of the Company who are also employees of the Company receive no directors fees. Non-employee directors receive directors fees of $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended by telephone. In addition, directors are reimbursed for their reasonable out-of-pocket travel expenditures incurred. Directors of the Company are also eligible to receive grants of stock options under the Company's Directors Stock Option Plan (the "Directors Plan").

  The Directors Plan was adopted by the Board of Directors and approved by the stockholders in 1993. On March 28, 1996, the Directors Plan was amended and restated to be a "formula" plan providing for an automatic grant of stock options to eligible non-employee directors. Under the Directors Plan, as amended, the number of shares reserved for purchase pursuant to options was increased to an aggregate of 550,000 shares of Class A Common Stock (subject to adjustment for certain events, such as recapitalizations or stock splits, effected without consideration) for grants to directors of the Company who are not officers or employees of the Company (each an "Eligible Director"). Options for 450,000 shares of Class A Common Stock had been granted under the Directors Plan and options to purchase 142,314 shares of Class A Common Stock had been exercised as of the Record Date. Under the Directors Plan, each Eligible Director who commences service as a director is granted an initial option to purchase 10,000 shares of Class A Common Stock. Each such Eligible Director is also granted an additional option to purchase 5,000 shares of Class A Common Stock immediately after each of the subsequent two annual meetings of the Company's stockholders if the Eligible Director continues to be an Eligible Director. The Directors Plan will terminate automatically on March 28, 2006, unless terminated earlier by the Board of Directors.

  Other than the compensation described above, none of the directors received any other compensation from the Company in 1997 in connection with their service as directors.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning the cash and non-cash compensation paid or accrued during the periods indicated to the Chief Executive Officer and the four other most highly compensated officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                                                   LONG TERM
                                                  COMPENSATION
                                                     AWARDS
                                                  ------------
                                     ANNUAL
                                  COMPENSATION     SECURITIES
NAME AND PRINCIPAL              -----------------  UNDERLYING     ALL OTHER
POSITION                   YEAR  SALARY   BONUS     OPTIONS    COMPENSATION(1)
------------------         ---- -------- -------- ------------ ---------------
Clark E. McLeod........... 1997 $185,262 $ 79,216   223,000        $ 3,000
 Chairman and Chief        1996  156,269   72,422   135,500         48,200
 Executive Officer         1995  142,803   74,902    75,000          1,500
Stephen C. Gray........... 1997  184,728  199,216   253,000          3,000
 President and Chief       1996  156,269   72,422   105,500          3,200
 Operating Officer         1995  142,807   74,902   131,250          1,500
Blake O. Fisher, Jr....... 1997  143,484  131,048   168,000            --
 Chief Financial and       1996   97,654   28,392   238,625            --
 Administrative Officer
 and Treasurer
Kirk E. Kaalberg.......... 1997  143,102   82,262   113,000          3,000
 Executive Vice President,
  Network                  1996  107,567   55,923    79,250          3,200
 Services                  1995  101,528   56,177    75,000          1,463
Casey D. Mahon............ 1997  126,654   91,253    85,000          3,000
 Senior Vice President,
  General                  1996  113,327   40,724    88,625          1,331
 Counsel and Secretary(2)  1995   97,750   35,381    65,625            416

--------
(1) All other compensation represents matching contributions made by the Company to the McLeodUSA Incorporated 401(k) Plan on behalf of the Named Executive Officers, and, in the case of Clark E. McLeod, payment by the Company of the $45,000 filing fee to the Federal Trade Commission (the "FTC") for a notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filed by Mr. and Mrs. McLeod in connection with their November 1996 purchase of Class A Common Stock.

(2) Ms. Mahon retired as an executive officer of the Company effective January 31, 1998.

OPTION GRANTS

  The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1997. This table should be read in conjunction with the "Ten Year Option Repricing Table" and the "Compensation Committee Report on Executive Compensation."

                                                                                                   POTENTIAL REALIZED
                                                                                                    VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK
                                                                                                   PRICE APPRECIATION
                                                 INDIVIDUAL GRANTS                                   FOR OPTION TERM
                      --------------------------------------------------------------------------- ---------------------
                      NUMBER OF       PERCENT OF
                      SECURITIES     TOTAL OPTIONS
                      UNDERLYING      GRANTED TO
                       OPTIONS       EMPLOYEES IN  EXERCISE
        NAME           GRANTED        FISCAL YEAR   PRICE       GRANT DATE      EXPIRATION DATE       5%        10%
        ----          ----------     ------------- -------- ------------------ ------------------ ---------- ----------
Clark E. McLeod         75,000(1)(2)      1.1%      $27.50    January 16, 1997   January 16, 2007 $1,297,095 $3,287,094
                        11,266(3)(4)      0.2%      19.525      March 27, 1997     March 27, 2002     60,773    134,293
                        11,734(3)(5)      0.2%       17.75      March 27, 1997     March 27, 2007    130,985    331,942
                        75,000(3)(2)      1.1%       17.75      March 27, 1997     March 27, 2007    837,216  2,121,670
                        50,000(6)         0.7%       34.50   December 22, 1997  December 22, 2007  1,084,843  2,749,206
Stephen C. Gray         75,000(1)(2)      1.1%       27.50    January 16, 1997   January 16, 2007  1,297,095  3,287,094
                        23,000(3)(7)      0.3%       17.75      March 27, 1997     March 27, 2007    256,746    650,645
                        75,000(3)(2)      1.1%       17.75      March 27, 1997     March 27, 2007    837,216  2,121,670
                        30,000(6)         0.4%       34.75  September 19, 1997 September 19, 2007    655,623  1,661,477
                        50,000(6)         0.7%       34.50   December 22, 1997  December 22, 2007  1,084,843  2,749,206
Blake O. Fisher, Jr.    40,000(1)         0.6%       27.50    January 16, 1997   January 16, 2007    691,784  1,753,117
                        23,000(3)(7)      0.3%       17.75      March 27, 1997     March 27, 2007    256,746    650,645
                        40,000(3)(2)      0.6%       17.75      March 27, 1997     March 27, 2007    446,515  1,131,557
                        20,000(6)         0.3%       34.75  September 19, 1997 September 19, 2007    437,082  1,107,651
                        45,000(6)         0.7%       34.50   December 22, 1997  December 22, 2007    976,389  2,474,285
Kirk E. Kaalberg        35,000(1)         0.5%       27.50    January 16, 1997   January 16, 2007    605,311  1,533,977
                        23,000(3)(7)      0.3%       17.75      March 27, 1997     March 27, 2007    256,746    650,645
                        35,000(3)(2)      0.5%       17.75      March 27, 1997     March 27, 2007    390,701    990,113
                        20,000(6)         0.3%       34.50   December 22, 1997  December 22, 2007    433,937  1,099,682
Casey D. Mahon          20,000(1)         0.3%       27.50    January 16, 1997   January 16, 2007    345,892    876,558
                        23,000(3)(7)      0.3%       17.75      March 27, 1997     March 27, 2007    256,746    650,645
                        20,000(3)(2)      0.3%       17.75      March 27, 1997     March 27, 2007    223,258    565,779
                        10,000(6)         0.1%       34.75  September 19, 1997 September 19, 2007    218,541    553,826
                        12,000(6)         0.2%       34.50   December 22, 1997  December 22, 2007    260,362    659,809

--------
(1) These options were cancelled and replaced with options granted on March 27, 1997.
(2) These options vest according to the following schedule: 40% after 24 months with an additional 20% on each of the third, fourth and fifth anniversaries of the option grant.
(3) These options were granted pursuant to a cancellation and reissuance of options.
(4) These options vest according to the following schedule: 50% at 52 months and 50% at 59 months.
(5) These options vest according to the following schedule: 2,034 at 57 months, 2,034 at 64 months, and 7,666 at 71 months.
(6) These options vest according to the following schedule: 25% per year for four years.
(7) These options vest according to the following schedule: 1/3 at 57 months with an additional 1/3 at each of 64 and 71 months.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal year 1997, the number of securities underlying unexercised options at the 1997 year-end and the year-end value of all unexercised in-the-money options held by such individuals.

                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                           SHARES                           END              AT FISCAL YEAR-END(2)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
NAME                      EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- ----------- ------------- ----------- -------------
Clark E. McLeod.........      --      $    --      240,001      275,499    $ 7,369,699  $5,109,007
Stephen C. Gray.........      --           --      617,524      333,625     19,375,584   6,018,997
Blake O. Fisher, Jr.....    3,000       89,500      79,033      303,779      2,359,550   6,064,553
Kirk E. Kaalberg........   20,000      679,000     220,248      195,186      6,848,614   4,306,452
Casey D. Mahon..........      --           --      196,245      175,155      6,087,842   3,870,835

--------
(1) Represents the difference between the exercise price and the closing price of the Class A Common Stock on the NASDAQ Stock Market upon the date of exercise.

(2) Represents the difference between the exercise price and the closing price of the Class A Common Stock on the NASDAQ Stock Market at December 31, 1997.

TEN YEAR OPTION REPRICING TABLE

  The following table provides information concerning all repricing or cancellation and reissuance of options to purchase the Company's Class A Common Stock held by any executive officer of the Company since June 10, 1996, the date of the Company's initial public offering.

                                           NUMBER OF                                         LENGTH OF
                                          SECURITIES   MARKET PRICE   EXERCISE     NEW    ORIGINAL OPTION
                                          UNDERLYING     OF STOCK     PRICE AT   EXERCISE TERM REMAINING
                                            OPTIONS     AT TIME OF    TIME OF     PRICE     AT DATE OF
         NAME                  DATE       REPRICED(1)  REPRICING(1) REPRICING(1)   (1)     REPRICING(1)
         ----            ---------------- -----------  ------------ ------------ -------- ---------------
Clark E. McLeod........    March 27, 1997    23,000       $17.75        (2)        (3)          (2)
 Chairman and Chief        March 27, 1997    75,000        17.75       $27.50     $17.75    118 months
 Executive Officer
Stephen C. Gray........    March 27, 1997    23,000        17.75        20.00      17.75    111 months
 President and Chief       March 27, 1997    75,000        17.75        27.50      17.75    118 months
 Operating Officer
Blake O. Fisher, Jr. ..    March 27, 1997    23,000        17.75        20.00      17.75    111 months
 Chief Financial and       March 27, 1997    40,000        17.75        27.50      17.75    118 months
 Administrative Officer
 and Treasurer
Arthur L.
 Christoffersen........  December 5, 1996   125,000(4)     28.50       33.375      28.50    118 months
 Group President,          March 27, 1997   125,000        17.75        28.50      17.75    114 months
 Publishing Services       March 27, 1997    12,000        17.75        27.50      17.75    118 months
Kirk E. Kaalberg.......    March 27, 1997    23,000        17.75        20.00      17.75    111 months
 Executive Vice            March 27, 1997    35,000        17.75        27.50      17.75    118 months
 President,
 Network Services
Stephen K. Brandenburg.    March 27, 1997    23,000        17.75        20.00      17.75    111 months
 Executive Vice            March 27, 1997    35,000        17.75        27.50      17.75    118 months
 President
 and Chief Information
 Officer
David M. Boatner.......    March 27, 1997    23,000        17.75        20.00      17.75    111 months
 Executive Vice            March 27, 1997    20,000        17.75        27.50      17.75    118 months
 President,
 Business Services
Albert P. Ruffalo......    March 27, 1997    35,000        17.75        25.25      17.75    112 months
 Executive Vice            March 27, 1997    40,000        17.75        27.50      17.75    118 months
 President, Consumer
 Services
Casey D. Mahon.........    March 27, 1997    23,000        17.75        20.00      17.75    111 months
 Senior Vice President,    March 27, 1997    20,000        17.75        27.50      17.75    118 months
 General Counsel and
 Secretary

--------
(1) Under regulations adopted by the SEC (as defined herein), repriced options are defined as any option for which the exercise price has been adjusted or amended through amendment, cancellation or replacement grants, or any other means. Except where otherwise noted, all options listed in this table were granted pursuant to a cancellation and reissuance of options on March 27, 1997 and will vest from that date.

(2) 5,000 options at $22.00 exercise price and 60 month original term (51 months remaining) and 18,000 options at $20.00 exercise price and 120 month original term (111 months remaining).

(3) 11,266 replacement options at $19.525 exercise price and 11,734 replacement options at $17.75 exercise price.

(4) These options were originally granted on September 20, 1996 and were repriced on December 5, 1996. The options continued to vest in accordance with the vesting schedule of the original options. These options were subsequently cancelled and reissued on March 27, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to March 1996, there was no Compensation Committee and the entire Board of Directors participated in deliberations regarding executive officer compensation. During such period, Messrs. McLeod and Gray were directors and executive officers of the Company. During the fiscal year ended December 31, 1997, no member of the Board of Directors served as a director or a member of the compensation committee of any other Company of which any executive officer served as a member of the Board of Directors.

  In 1997, the Company paid 2060 Partnership, L.P. $1,652,189 for the rental of office and parking spaces in Cedar Rapids, Iowa. 2001 Development Company ("2001"), an Iowa corporation, is the general partner and 80% owner of 2060 Partnership, L.P. IES and the Company own 54.55% and 3.03%, respectively, of the outstanding stock of 2001. The directors and officers of 2001 included Lee Liu and Thomas M. Collins, directors of the Company, and Clark E. McLeod, a director and executive officer of the Company.

  During 1997 the Company paid $80,183 to Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, for legal services rendered. The Company plans to retain the firm in 1998. Thomas M. Collins is Chairman and a stockholder of Shuttleworth & Ingersoll, P.C.

  For a description of certain other transactions, see "--Certain
Transactions."

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS

  The Company has employment, confidentiality and non-competition agreements with certain members of senior management, including the Named Executive Officers, pursuant to which the senior management employees have agreed that during the term of employment and for a one or two-year period following a termination for cause, resignation or voluntary termination of employment (other than on account of the Company's discontinuance of activities), the employee will not compete with the Company. The agreements also provide that employees subject to the agreements may not disclose any Company confidential information while employed by the Company or thereafter. The agreements have an indefinite term but may be terminated on 30 days' written notice by either party, provided, however, that the confidentiality and non-competition obligations will survive any such termination. As partial consideration for the execution of the employment, confidentiality and non-competition agreements, the Company has granted to the employees signing such agreements options to purchase shares of Class A Common Stock at exercise prices which are based on the fair market value of the Class A Common Stock on the date of grant. Such options were granted pursuant to the 1996 Plan (as defined herein).

CHANGE-OF-CONTROL AGREEMENTS

  The Company has entered into change-of-control agreements with certain executive employees, including the Named Executive Officers, which provide for certain payments and benefits in connection with certain terminations of employment after a change of control of the Company. The change-of-control agreements terminate on December 31, 2006, unless a change of control has occurred during the six months preceding December 31, 2006, in which case the agreements terminate on December 31, 2007. If an executive who is a party to a change-of-control agreement terminates employment within six months after a "change of control" or, if within 24 months after a "change of control," the executive's employment is terminated by the Company (other than for "disability," "cause," death or "retirement") or by the executive following a "material reduction" in responsibilities or compensation (as such terms are defined in the change-of-control agreements), (i) the executive will be entitled to a lump sum payment equal to 24 times the executive's "average monthly compensation" (as defined in the change-of-control agreements) during the 12 months immediately preceding the change of control or the date of termination, whichever average monthly compensation is higher, (ii) all of the executive's outstanding options to purchase stock of the Company will become immediately exercisable in full and (iii) if the executive elects to continue coverage under the Company's group health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will continue to pay the employer portion of the premiums for such coverage for the longer of 24 months or the period of coverage provided pursuant to Section 4980B. An executive who is entitled to payment(s) pursuant to a change-of-control agreement is subject to a non-compete provision generally restricting the executive from competing with the Company for a two-year period after the termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors has prepared the following report on the Company's policies with respect to the compensation of executive officers for 1997.

  The Board of Directors appointed the Compensation Committee in March 1996. Since that time, decisions on compensation of the Company's executive officers have been made by the Compensation Committee. The Compensation Committee also administers the Company's stock option plans and stock purchase plan. No member of the Compensation Committee is an employee of the Company. Prior to March 1996, there were no Board committees and the full Board of Directors determined all executive compensation matters. During 1997, the Compensation Committee consisted of Paul D. Rhines, Thomas M. Collins and Lee Liu.

 Compensation Policies Toward Executive Officers

  The compensation policies of the Company are designed to (i) attract, motivate and retain experienced and qualified executives, (ii) increase the overall performance of the Company, (iii) increase stockholder value, and (iv) increase the performance of individual executives. The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on the Company's overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. The Compensation Committee believes that the level of base salaries plus bonuses of executives should generally be managed to approximate the 25th percentile of the competitive market. In addition, it is the policy of the Company to grant stock options to executives upon their commencement of employment with the Company and annually thereafter in order to strengthen the alliance of interest between such executives and the Company's stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on the Company's performance (as reflected in the market price of the Class A Common Stock).

  The following describes in more specific terms the elements of compensation that implement the Compensation Committee's compensation policies, with specific reference to compensation reported for 1997:

  Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the Company's geographic region. Base salaries for executive officers are reviewed annually by the Compensation Committee based upon, among other things, individual performance and responsibilities.

  Annual salary adjustments are recommended by the Chief Executive Officer and Chief Operating Officer by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance. The Compensation Committee performs the same review of the Chief Executive Officer's and Chief Operating Officer's performance. Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company's strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee.

  Bonuses. The Company's annual bonuses to its executive officers are based on both corporate and individual performance, as measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors consist of revenue and earnings targets established in the Company's annual budget. Bonuses for 1997 were based upon the achievement of such financial and operating factors.

  Stock Options. A third component of executive officers' compensation is the 1996 Employee Stock Option Plan (the "1996 Plan") pursuant to which the Company grants executive officers and certain other employees options to purchase shares of Class A Common Stock.

  The Compensation Committee grants stock options to the Company's executives in order to align their interests with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the stock value which in turn provides stockholder gains. The Compensation Committee generally grants options to new executive officers and other key employees upon their commencement of employment with the Company and annually thereafter. The options generally are granted at an exercise price equal to the market price of the Class A Common Stock at the date of the grant. Options granted to executive officers typically vest over a period of one to six years following the date of grant. The maximum option term is ten years (or five years in the case of an incentive stock option (as defined in the Code) granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for the Company's stockholders through appreciation of stock price. Management of the Company believes that stock options have been helpful in attracting and retaining skilled executive personnel.

  Stock option grants made to executive officers in 1997 reflect significant individual contributions relating to the Company's operations and implementation of the Company's development and growth programs. Certain newly hired executive officers also received stock option grants at the time of their employment with the Company. During 1997, the Company granted stock options covering a total of 6,674,201 shares of Class A Common Stock to 2,809 employees, including options covering an aggregate of 1,817,000 shares of Class A Common Stock to eleven of the Company's executive officers. The per share option exercise prices of such options ranged from $17.75 to $35.25, which generally equaled the fair market value of a share of Class A Common Stock on the respective dates of grant. In March 1997, the Compensation Committee determined to offer to cancel each option granted between June 10, 1996 and January 31, 1997 in exchange for the grant of a new option (a "Replacement Option") to purchase the same number of shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant of the Replacement Option. The Replacement Option's vesting schedule commences on the date of grant of the Replacement Option. See "--Report on Cancellation and Reissuance of Options."

  Other. The Company has adopted a contributory retirement plan (the "401(k) Plan") for all of its employees (including executive officers) age 21 and over with at least three months of service to the Company. The 401(k) Plan provides that each participant may contribute up to 15% of his or her salary (not to exceed the annual statutory limit). The Company generally makes matching contributions to each participant's account equal to 50% of such participant's contribution up to 2% of such participant's annual compensation.

 Chief Executive Officer Compensation

  The executive compensation policy described above is applied in setting Mr. McLeod's compensation. Mr. McLeod generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation consists of annual base salary, annual bonus, and long-term equity-linked compensation. The Compensation Committee's general approach in establishing Mr. McLeod's compensation is to be competitive with peer companies, but to have a large percentage of his target compensation based upon the long-term performance of the Company, as reflected in the market price of the Class A Common Stock.

  Mr. McLeod's compensation during the year ended December 31, 1997 included $185,262 in base salary and $79,216 in a cash bonus. Mr. McLeod's salary and bonus payments for 1997 were based on, among other matters, the Company's performance and the 1996 compensation of chief executive officers of peer companies, although his compensation was not targeted to any particular group of these companies.

 Report on Cancellation and Reissuance of Options

  On March 27, 1997, the Compensation Committee approved resolutions authorizing the exchange of certain outstanding stock options held by certain employees, including officers of the Company, on the terms described below. The overall purpose of the Company's stock option plan has been to attract and retain the services of the Company's employees and to provide incentives to such persons to exert exceptional efforts for the Company's success. The Compensation Committee concluded that the decline in the market value of the Company's Common Stock had diminished the value of the Company's stock option program as an element of the Company's compensation arrangements. Accordingly, the Compensation Committee approved the exchange program described below.

  Other than Clark E. McLeod, all employees of the Company, including officers, were given the opportunity to exchange for Replacement Options on a one-for-one basis any unexercised options granted during the period from June 10, 1996 through January 31, 1997 pursuant to the 1996 Plan. The exercise price of the Replacement Options was $17.75 per share, with a new grant date of March 27, 1997.

  Clark E. McLeod was given the opportunity to exchange for replacement options ("McLeod Replacement Options") on a one-for-one basis any unexercised options ("Old McLeod Options") granted during the period from June 10, 1996 through January 31, 1997 pursuant to the 1996 Plan. Specifically, Mr. McLeod was offered the opportunity to exchange Old McLeod Options for 11,266 shares of Class A Common Stock for McLeod Replacement Options at an exercise price of $19.525 per share and to exchange Old McLeod Options for 86,734 shares of Class A Common Stock for McLeod Replacement Options at an exercise price of $17.75.

 Compensation Deductibility Policy

  Under Section 162(m) of the Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the Company's five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's executive officers.

                                          Respectfully submitted,

                                          Compensation Committee

                                          Paul D. Rhines, Chairman
                                          Thomas M. Collins
                                          Lee Liu

COMPARATIVE STOCK PERFORMANCE

  The following chart sets forth comparative information regarding the Company's cumulative stockholder return on its Class A Common Stock since its initial public offering completed in June 1996. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative stockholder return based on an investment of $100 at June 11, 1996, when the Class A Common Stock was first traded on the NASDAQ Stock Market, at its closing price of $25.125, is compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the NASDAQ Telecommunications Index, comprised of publicly traded companies which are principally in the telecommunications business, during that same period.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS
             Comparison of Eighteen Month Cumulative Total Return* Among McLeodUSA Incorporated, The S&P 500 Stock Index
                    and The NASDAQ Telecommunications Index


                                                           NASDAQ
                                              S&P 500      TELECOMMUN-
Measurement Period           MCLEOD USA       STOCK        ICATIONS
(Quarter Covered)            INCORPORATED     INDEX        STOCKS INDEX
---------------------        -------------    ---------    ------------
Pt-06/11/1996                $100.00          $100.00      $100.00
QTR 06/30/1996               $ 96.00          $100.00      $ 97.00
QTR 09/30/1996               $131.00          $102.00      $ 97.00
QTR 12/31/1996               $101.00          $110.00      $ 93.00
QTR 03/31/1997               $ 71.00          $113.00      $ 87.00
QTR 06/30/1997               $134.00          $132.00      $108.00
QTR 09/30/1997               $157.00          $141.00      $125.00
QTR 12/31/1997               $127.00          $145.00      $133.00

--------
* $100 invested on June 11, 1996, including reinvestment of dividends. Fiscal year ending December 31, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Class A Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the Class A Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

  Based on its review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with, except that one Form 4 for each of MidAmerican and Russell E. Christiansen were filed late.

CERTAIN TRANSACTIONS

  On September 24, 1997, the Company acquired CCI (the "CCI Acquisition") pursuant to an Agreement and Plan of Reorganization dated as of June 14, 1997 (the "Merger Agreement"). CCI offers a variety of communications products and services, including local exchange and long distance services and "white page" and "yellow page" telephone directory publishing. Under the terms of the Merger Agreement, the Company issued an aggregate of 8,488,596 shares of Class A Common Stock and paid approximately $155 million in cash to the shareholders of CCI. On September 25, 1997, and pursuant to the terms of the Merger Agreement, Richard A. Lumpkin, the Chairman and Chief Executive Officer of CCI and Robert J. Currey, the President and Chief Operating Officer of CCI, were elected directors of the Company and joined the Company's executive management team. Mr. Lumpkin, certain members of his family and trusts for the benefit thereof owned approximately 13.6% of the shares of Class A Common Stock outstanding as of the Record Date.

  CCI provides paging services, customer premise equipment ("CPE"), labor and services for CPE, long distance service, 800 service and private lines to First Mid-Illinois Bancshares. First Mid-Illinois Bancshares paid the Company $278,145 for these services in 1997. Richard A. Lumpkin, Margaret Lumpkin Keon and Mary Lumpkin Sparks own approximately 6.8%, 6.8% and 13.2% of the capital stock of First Mid-Illinois Bancshares, respectively. Richard A. Lumpkin is also a director of First Mid-Illinois Bancshares. Mr. Lumpkin is also a director, executive officer and significant stockholder of the Company and Mrs. Keon and Mrs. Sparks are significant stockholders of the Company.

  Illuminet paid the Company $1,573,910 in 1997 for the rental of building space and for DS-1 usage and transmission facilities in the form of private leased lines. The Company paid Illuminet $955,909 in 1997 for database verification services and SS7 link services. Richard A. Lumpkin is the Chairman of the Board of Directors of Illuminet.

  Ameren Corporation and Central Illinois Public Service Company collectively paid the Company $1,154,148 in 1997 for private line services and long distance services. Richard A. Lumpkin is a director of Ameren Corporation and Central Illinois Public Service Company.

  The Sarah Bush Lincoln Health Center paid approximately $590,000 to the Company in 1997 for private line services, paging services, CPE, long distance service, 800 service, private lines and a wiring project. Richard A. Lumpkin was a director of Sarah Bush Lincoln Health Center until October 1997.

  On July 23, 1997 the Company acquired certain real property consisting of two condominiums, from Thomas M. Collins, for a total purchase price of $171,000. The purchase price was determined by independent appraisal. Mr. Collins is a director of the Company.

  In June 1997, the Company acquired certain real property, including an approximately 15,000 square foot building, located at 5617 West Locust Street, Davenport, Scott County, Iowa, from MidAmerican. The Company intends to use this property as a point of presence to support its fiber optic network primarily in eastern and southeastern Iowa, Wisconsin and Illinois. The facility will house certain equipment, including fiber optic transmission and network monitoring equipment, a power backup generator and battery plant and related network equipment. The Company paid MidAmerican an aggregate cash purchase price of $500,000 for the property. The purchase price was determined by independent appraisal.

  In April 1997, the Company, Clark E. McLeod, Stephen C. Gray and Blake O. Fisher, Jr. jointly purchased a jet aircraft for an aggregate of approximately $2.25 million. Subsequently, the ownership was reallocated and Arthur L. Christoffersen and Richard A. Lumpkin each purchased an interest. In connection with the ownership reallocation, the Company paid approximately $1.35 million for a 60% ownership percentage and Messrs. McLeod, Gray, Fisher, Christoffersen and Lumpkin each paid approximately $180,000 for an ownership percentage of 8% each. The Company and Messrs. McLeod, Gray, Fisher, Christoffersen and Lumpkin, have entered into a Joint Ownership Agreement pursuant to which the parties have agreed to share the operational expenses of the aircraft in proportion to their respective ownership interest in the aircraft (60% by the Company, 8% each by Messrs. McLeod, Gray, Fisher, Christoffersen and Lumpkin). Messrs. McLeod and Lumpkin are directors, executive officers and significant stockholders of the Company. Messrs. Gray and Fisher are directors and executive officers of the Company and Mr. Christoffersen is an executive officer of the Company.

  On January 30, 1997, the Company acquired Digital Communications of Iowa, Inc. ("Digital Communications") in a stock transaction valued at approximately $2.3 million, based on the average price of the Class A Common Stock on the NASDAQ National Market at the time of the transaction. Clark E. McLeod, a director and executive officer of the Company, and Mary E. McLeod, a significant stockholder of the Company, owned 280,000 shares (representing approximately 58%) of Digital Communications' common stock, which were exchanged for 49,250 shares of Class A Common Stock. Mr. McLeod served as a director of Digital Communications. A Special Committee of the Board of Directors, consisting of disinterested directors, approved the acquisition of Digital Communications as fair to, and in the best interests of, the stockholders of the Company.

  The Company and McLeodUSA Network Services, Inc., a wholly owned subsidiary of the Company ("McLeodUSA Network Services"), have entered into two agreements with IES pursuant to which IES has agreed to grant the Company access to certain of IES' towers, rights-of-way, conduits and poles in exchange for capacity on the Company's network.

  In February 1996, the Company entered into two agreements with MidAmerican, pursuant to which MidAmerican has agreed to grant the Company access to certain of MidAmerican's towers, rights-of-way, conduits and poles in exchange for capacity on the Company's network.

  On July 18, 1995 and March 29, 1996, respectively, the Company loaned $75,000 to each of Kirk E. Kaalberg and Stephen K. Brandenburg in exchange for unsecured notes executed by Mr. Kaalberg and Mr. Brandenburg, respectively. Interest accrues on both loan amounts at the applicable rate as determined in accordance with Internal Revenue Service regulations. Pursuant to the terms of the notes executed by Mr. Kaalberg and Mr. Brandenburg, respectively, one annual interest-only payment was made in 1997. Mr. Brandenburg will make another annual interest-only payment in 1998 and then will make annual payments of $25,000 plus accrued interest in each of the three years thereafter. Mr. Kaalberg will make an annual payment of $25,000 plus accrued interest in 1998 and in each of the two years thereafter. Messrs. Kaalberg and Brandenburg are executive officers of the Company.

  In March 1996, the Board of Directors adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arms' length transactions with independent third parties or be approved by a majority of disinterested directors.

  For a description of certain other transactions, see "--Compensation Committee Interlocks and Insider Participation."

                        RATIFICATION OF THE APPOINTMENT
                OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                           FOR THE 1998 FISCAL YEAR
                                 (PROPOSAL 2)

  On March 27, 1997, the Company engaged the accounting firm of Arthur Andersen LLP as the Company's principal independent accountants, to replace McGladrey & Pullen, LLP, the Company's former independent accountants, effective with such engagement. The decision to change independent accountants was made following a review of competitive proposals submitted by Arthur Andersen LLP and two other major public accounting firms, and was recommended by the Audit Committee of the Board of Directors and approved by the Board. McGladrey & Pullen, LLP did not resign and did not decline to stand for re-election.

  During the two fiscal years ended December 31, 1996 and 1995, and the interim period subsequent to December 31, 1996, there have been no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused McGladrey & Pullen, LLP to make reference in their report to such disagreements if not resolved to their satisfaction.

  McGladrey & Pullen, LLP's reports on the financial statements of the Company for the fiscal years ended December 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

  The Company has provided McGladrey & Pullen, LLP with a copy of this disclosure and requested that McGladrey & Pullen, LLP furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of the McGladrey & Pullen, LLP letter addressed to the SEC is filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  Stockholder ratification of Proposal 2 is not required by the Bylaws or otherwise. However, the Board of Directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the Board of Directors will reconsider whether or not to retain Arthur Andersen LLP. Even if Proposal 2 is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accountant at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

  Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal 2.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                           STOCK OWNED BY MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Class A Common Stock as of the Record Date by (i) each director and nominee for director of the Company, (ii) each Named Executive Officer and (iii) all executive officers and directors as a group.

                                                                 BENEFICIAL
                                                              OWNERSHIP(1)(2)
                                                             ------------------
                                                               NUMBER
                   NAME OF BENEFICIAL OWNER                  OF SHARES  PERCENT
                   ------------------------                  ---------- -------
   Clark E. McLeod(3)(4)....................................  9,330,734  14.9%
   Richard A. Lumpkin(3)(5).................................  4,730,017   7.6
   Blake O. Fisher, Jr......................................    128,141     *
   Robert J. Currey(3)(6)...................................  2,552,120   4.1
   Ronald W. Stepien........................................     28,125     *
   Thomas M. Collins........................................    257,901     *
   Paul D. Rhines...........................................    391,801     *
   Lee Liu..................................................     37,827     *
   Stephen C. Gray(7).......................................    682,049   1.1
   Kirk E. Kaalberg.........................................    228,651     *
   Casey D. Mahon(8)........................................    224,137     *
   Directors and executive officers as a group (16
    persons)(9)............................................. 17,351,304  29.4

--------
 * Less than one percent.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of Class A Common Stock as of the Record Date and those shares of Class A Common Stock that may be acquired by such stockholder within 60 days. Consequently, the denominator for calculating such percentage may be different for each stockholder.

(2) This table is based upon information supplied by directors and executive officers of the Company. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. Also, except as noted below, this table includes the following shares that the individuals named below have the right to purchase within 60 days from the Record Date pursuant to options:

           Clark E. McLeod..............................   272,814
           Blake O. Fisher, Jr..........................   105,626
           Ronald W. Stepien............................     4,687
           Thomas M. Collins............................    65,627
           Paul D. Rhines...............................    65,627
           Lee Liu......................................    25,627
           Stephen C. Gray..............................   569,697
           Kirk E. Kaalberg.............................   182,748
           Casey D. Mahon(8)............................     2,344
                                                         ---------
              Total..................................... 1,294,797
                                                         =========
           Directors and executive officers as a group
            (16 persons)(9)............................. 1,495,315
                                                         =========

(3) Richard Anthony Lumpkin, Margaret L. Keon, Mary Lee Sparks and all of their children, along with Robert J. Currey, David R. Hodgman and BankOne, Texas, N.A., individually, or as trustees or settlors for trusts for the benefit of members of the family of Richard Adamson Lumpkin, MidAmerican, IES, Clark E. McLeod and Mary McLeod are parties to the Stockholders' Agreement and, accordingly, constitute a group within the meaning of Section 13(d)(3) of the Exchange Act. As of the Record Date, the members of this group beneficially owned an aggregate of 36,166,483 shares of Class A Common Stock, representing an ownership interest of 56.4%. Includes 1,300,688 shares of Class B Common Stock that IES has the right to purchase pursuant to options and 272,814 shares of Class A Common Stock that Mr. McLeod has the right to purchase within 60 days from the Record Date pursuant to options.

(4) Includes 4,319,975 shares of Class A Common Stock held of record by Mary
    A. McLeod, Mr. McLeod's wife, over which Mr. McLeod has shared voting power. Also includes 125,000 shares of Class A Common Stock held by the Clark E. McLeod Unitary Trust and 125,000 shares of Class A Common Stock held by the Mary E. McLeod Unitary Trust for which Mr. McLeod is a trustee and over which Mr. McLeod has shared voting and investment power. Mr. McLeod's address is c/o McLeodUSA Incorporated, McLeodUSA Technology Park, 6400 C Street, SW, P.O. Box 3177, Cedar Rapids, IA 54206-3177.

(5) Includes 4,730,017 shares of Class A Common Stock held by Richard A. Lumpkin as trustee or settlor for various trusts for the benefit of the family of Richard A. Lumpkin. Includes 311,127 shares of Class A Common Stock over which Mr. Lumpkin has sole voting power and 4,418,890 shares of Class A Common Stock over which Mr. Lumpkin has shared voting power. Mr. Lumpkin's address is c/o McLeodUSA Incorporated, McLeodUSA Technology Park, 6400 C Street, SW, P.O. Box 3177, Cedar Rapids, IA 54206-3177.

(6) Includes 2,552,120 shares of Class A Common Stock held by Robert J. Currey and David R. Hodgman as trustees for various trusts for the benefit of members of the family of Richard A. Lumpkin. Robert J. Currey and David R. Hodgman have shared voting power over all such shares of Class A Common Stock.

(7) Includes 3,750 shares of Class A Common Stock held of record by the Stephen Samuel Gray Irrevocable Trust, and 3,750 shares of Class A Common Stock held of record by the Elizabeth Mary Fletcher Gray Education Trust, of which Mr. Gray is the trustee. Includes 26,250 shares of Class A Common Stock held of record by Mernat & Co. for the benefit of Mr. Gray.

(8) Ms. Mahon retired as an executive officer of the Company effective January 31, 1998. Her beneficial ownership is calculated as of that date pursuant to a Form 4 filed with the SEC on February 8, 1998.

(9) Includes Ms. Mahon's beneficial ownership as of January 31, 1998 (including 2,344 shares of Class A Common Stock which Ms. Mahon had the right to purchase within 60 days from such date).

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth information as of the Record Date, with respect to the ownership of shares of Class A Common Stock by each person believed by management to be the beneficial owner of more than five percent of the Company's outstanding Class A Common Stock. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to the Company. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

                                                          AMOUNT AND PERCENT OF
                                                          NATURE OF    COMMON
                                                          BENEFICIAL    STOCK
     NAME OF BENEFICIAL OWNER                             OWNERSHIP  OUTSTANDING
     ------------------------                             ---------- -----------
     IES Investments Inc.(1)............................. 10,278,288    16.1%
     Clark E. McLeod(2)..................................  9,330,734    14.9
     MHC Investment Company(3)...........................  8,068,865    12.9
     Richard A. Lumpkin(4)...............................  4,730,017     7.6
     Mary E. McLeod(4)...................................  4,569,975     7.3
     FMR Corp.(5)........................................  3,533,039     5.6

--------
(1) Includes 1,300,688 shares of Class B Common Stock that IES has the right to purchase pursuant to options. IES Investments Inc. is a wholly owned indirect subsidiary of IES. The address of IES is 200 First St., SE, Cedar Rapids, IA 52406. IES has entered into a definitive agreement of merger with WPL Holdings, Inc., the parent of Wisconsin Power Light Company, and with Interstate Power Company, which merger is subject to certain regulatory and other approvals.

(2) See "Stock Owned by Management."

(3) MHC Investment Company is a wholly owned indirect subsidiary of MidAmerican. The address of MHC Investment Company is c/o MidAmerican Energy Holdings Company, 500 E. Court Ave., Des Moines, IA 50309. Includes 23,438 shares held of record by Ronald W. Stepien. Includes 4,687 shares of Class A Common Stock that Ronald W. Stepien has the right to purchase within 60 days from the Record Date pursuant to options. MHC Investment Company has the power to direct the disposition of such shares.

(4) Includes 125,000 shares of Class A Common Stock held by the Mary E. McLeod Unitary Trust and 125,000 shares of Class A Common Stock held by the Clark
    E. McLeod Unitary Trust for which Mrs. McLeod is a trustee and over which Mrs. McLeod has shared voting and investment power. Mrs. McLeod's address is c/o McLeodUSA Incorporated, McLeodUSA Technology Park, 6400 C Street, SW, P.O. Box 3177, Cedar Rapids, IA 54206-3177.

(5) Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The amount of the beneficial ownership was disclosed on a Schedule 13G filed by FMR Corp. with the SEC on February 14, 1998.

INVESTOR AGREEMENT AND STOCKHOLDERS' AGREEMENT

  The Company has entered into an agreement (as amended, the "Investor Agreement") with IES, MidAmerican and Clark E. and Mary E. McLeod
(collectively, the "Investor Stockholders") and certain other stockholders. The Investor Agreement provides that each Investor Stockholder, for so long as such Investor Stockholder owns at least 10% of the outstanding capital stock of the Company, shall vote such Investor

Stockholder's stock and take all action within its power to (i) establish the size of the Board of Directors at nine directors; (ii) cause to be elected to the Board of Directors one director designated by IES (for so long as IES owns at least 10% of the outstanding capital stock of the Company); (iii) cause to be elected to the Board of Directors one director designated by MidAmerican (for so long as MidAmerican owns at least 10% of the outstanding capital stock of the Company); (iv) cause to be elected to the Board of Directors three directors who are executive officers of the Company designated by Clark E. McLeod (for so long as Clark E. and Mary E. McLeod collectively own at least 10% of the outstanding capital stock of the Company); and (v) cause to be elected to the Board of Directors four independent directors nominated by the Board of Directors. The Investor Agreement also provides that, for a period ending in March 1999 and subject to certain exceptions, each of IES and MidAmerican will refrain from acquiring, or agreeing or seeking to acquire, beneficial ownership of any securities issued by the Company. In addition, the Investor Agreement provides that, for a two-year period commencing on June 10, 1996 and subject to certain exceptions, no Investor Stockholder will sell or otherwise dispose of any equity securities of the Company without the consent of the Board of Directors. In December 1996, the Board of Directors consented to (i) the transfer by Clark and Mary McLeod of (A) an aggregate of 160,000 shares of Class A Common Stock as a gift to the McLeod Charitable Foundation, Inc., an Iowa non-profit Company controlled by Mr. and Mrs. McLeod, and (B) an aggregate of 6,250 shares of Class A Common Stock as gifts to certain individuals, and (ii) any future pledge of all or a portion of the Class A Common Stock held by Mr. and Mrs. McLeod as collateral for one or more personal loan transactions.

  In the event that either IES or MidAmerican becomes the beneficial owner of 50% or more of the shares of capital stock of the Company beneficially owned by the other (the "Acquired Investor Stockholder"), the Investor Agreement provides that (i) the Acquired Investor Stockholder will lose the right to nominate a director to the Board of Directors, (ii) until October 23, 1999, the acquiring party (the "Acquiring Investor Stockholder") will vote all shares beneficially owned by such party in excess of 25% of the voting power of the outstanding capital stock of the Company either (A) in accordance with the recommendations of the Board of Directors or (B) for or against or abstaining in the same proportion as the shares owned by all other stockholders, (iii) the Acquiring Investor Stockholder will cause, or use its best efforts to cause, all shares of capital stock of the Company beneficially owned by it to be represented in person or by proxy at all stockholder meetings through October 23, 1999, and (iv) the Acquiring Investor Stockholder will not, and will use its best efforts to cause its affiliates and associates not to, deposit any such shares of capital stock of the Company in a voting trust or enter into a voting agreement or other agreement of similar effect with any other person prior to October 23, 1999.

  In the event a third party becomes the beneficial owner of 50% or more of the shares of capital stock of the Company beneficially owned by MidAmerican and 50% or more of the shares of capital stock of the Company beneficially owned by IES, the Investor Agreement provides that IES and MidAmerican (i) will lose the right to nominate any directors to the Board of Directors, (ii) until October 23, 1999, will vote, or use their respective best efforts to direct the voting of, all shares beneficially owned by such third party in excess of 25% of the voting power of the outstanding capital stock of the Company either (A) in accordance with the recommendations of the Board of Directors of the Company or (B) for or against or abstaining in the same proportion as the shares owned by all other stockholders, (iii) will cause, or use their best efforts to cause, all shares of capital stock of the Company beneficially owned by them to be represented in person or by proxy at all meetings of the Company's stockholders through October 23, 1999, and (iv) will not, and will use their respective best efforts to cause their affiliates and associates not to, deposit any such shares of capital stock of the Company in a voting trust or enter into a voting agreement or other agreement of similar effect with any other person prior to October 23, 1999.

  On June 14, 1997, certain shareholders of CCI (collectively, the "CCI Shareholders"), the Company and the Investor Stockholders entered into a Stockholders' Agreement (as amended, the "Stockholders' Agreement"), which became effective on September 24, 1997. Pursuant to the Stockholders' Agreement, which amends and restates the Investor Agreement among the parties thereto, each Investor Stockholder and the CCI Shareholders, for so long as each such party owns at least 10% of the outstanding Class A Common Stock, shall, for a period of three years after the effective date of the Stockholders' Agreement, vote such party's shares and take all action within its power to (i) establish the size of the Board at up to eleven directors; (ii) cause to be elected to the Board one director designated by IES (for so long as IES owns at least 10% of the outstanding Class A Common Stock); (iii) cause to be elected to the Board one director designated by MidAmerican (for so long as MidAmerican owns at least 10% of the outstanding Class A Common Stock); (iv) cause to be elected to the Board three directors who are executive officers of the Company designated by Clark E. McLeod (for so long as Clark and Mary McLeod collectively own at least 10% of the Class A Common Stock); (v) cause Richard A. Lumpkin to be elected to the Board (for so long as the CCI Shareholders collectively own at least 10% of the Class A Common Stock); and (vi) cause to be elected to the Board four non-employees directors nominated by the Board. The Stockholders' Agreement also provides that, until the earlier of the first anniversary of the effective date of the Stockholders' Agreement or March 31, 1999, and subject to certain exceptions, no Investor Stockholder or CCI Shareholder will sell or otherwise dispose of any equity securities of the Company without the consent of the Board. In addition, the Stockholders' Agreement provides that if the Company grants any Investor Stockholder or CCI Shareholder the opportunity to register equity securities of the Company under the Securities Act, the Company will grant all other Investor Stockholders and CCI Shareholders the same opportunity to register their pro rata portion of the Company equity securities owned by them. The other operative provisions of the Investor Agreement remain unchanged in the Stockholders' Agreement.

            SUBMISSION OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

  Any proposal or proposals by a stockholder intended to be included in the Company's proxy statement and form of proxy relating to the 1999 annual meeting of stockholders must be received by the Company no later than December 21, 1998 pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 1999 annual meeting of stockholders any stockholder proposal which may be omitted from the Company's proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  The Board of Directors of the Company does not know of any other matters to be presented for a vote at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Clark E. McLeod

                                          Clark E. McLeod
                                          Chairman and Chief Executive Officer


Cedar Rapids, Iowa
April 15, 1998

  A COPY OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 ACCOMPANIES THIS PROXY STATEMENT. THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 WITH THE SEC. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K BY WRITING TO MCLEODUSA INCORPORATED 6400 C STREET SW, P.O. BOX 3177, CEDAR RAPIDS, IOWA 52406-3177, ATTENTION: CORPORATE SECRETARY. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.

                             MCLEODUSA INCORPORATED
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder of McLeodUSA Incorporated (the "Company") hereby appoints Clark E. McLeod, Blake O. Fisher, Jr., Randall Rings, or any one of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 1998 annual meeting of stockholders (the "Annual Meeting") to be held on Wednesday, May 27, 1998, at 10:00 a.m., local time, at the Collins Plaza Hotel, 1200 Collins Road NE, Cedar Rapids, Iowa, and at any adjournment thereof, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournment thereof.

PROPOSAL 1: TO ELECT THREE DIRECTORS (MESSRS. COLLINS, LUMPKIN AND STEPIEN) TO SERVE ON THE BOARD OF DIRECTORS IN THE CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 2001 AND TO ELECT ONE DIRECTOR (MR. CURREY) TO SERVE IN THE CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 1999 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

     [_] FOR all nominees listed           [_] WITHHOLD AUTHORITY to vote
         (except as marked to the              for all nominees listed
         contrary below)

Nominees: Thomas M. Collins, Richard A. Lumpkin, Ronald W. Stepien, Robert J. Currey

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

PROPOSAL 2: TO RATIFY THE BOARD OF DIRECTORS' APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

                [_] FOR   [_] AGAINST    [_] ABSTAIN

  This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSAL 2.

LOGO

  The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies heretofore given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

  If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

                                         Dated: ____________________

                                         ___________________________

                                         ___________________________
                                         (PLEASE DATE AND SIGN HERE
                                         EXACTLY AS NAME APPEARS AT
                                         LEFT. WHEN SIGNING AS
                                         ATTORNEY, EXECUTOR,
                                         ADMINISTRATOR, TRUSTEE,
                                         GUARDIAN OR OTHER
                                         FIDUCIARY, GIVE FULL TITLE
                                         AS SUCH; AND WHEN STOCK
                                         HAS BEEN ISSUED IN THE
                                         NAME OF TWO OR MORE
                                         PERSONS, ALL SHOULD SIGN.)

       PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
                    THE ENCLOSED POSTAGE PREPAID ENVELOPE.